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EXHIBIT 5.1

September 25, 2003

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-3500

Re:
DEBT SECURITIES

Ladies and Gentlemen:

        I am Senior Vice President, Secretary and General Counsel of Abbott Laboratories, an Illinois corporation (the "Company"), and have advised the Company in connection with the proposed issuance from time to time of up to $1,500,000,000 aggregate amount of the Company's debt securities (the "Debt Securities").

        The Debt Securities are to be issued under the Company's indenture (the "Indenture"), to Bank One Trust Company, N.A. ("Bank One"), as trustee, with certain terms of the Debt Securities to be established by certain officers of the Company who have been authorized by its Board of Directors to do so, as part of the corporate action taken and to be taken (the "Corporate Proceedings") relating to the issuance of the Debt Securities. I, or members of my staff, have examined or are otherwise familiar with the Restated Articles of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, the registration statement pursuant to which the Debt Securities are to be registered under the Securities Act of 1933, the Corporate Proceedings and such other documents, records and instruments as I have deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is my opinion that, assuming the proper execution of it by all required signatories other than the Company, the Indenture will be a valid and binding instrument and, upon the completion of the Corporate Proceedings and the authentication, sale, and delivery of the Debt Securities, the Debt Securities shall be legal, valid, and binding obligations of the Company, entitled to the benefits of the Indenture, including such terms as are established pursuant to the Corporate Proceedings, in accordance with the respective terms thereof (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity).

        I hereby consent to the filing of this opinion as an exhibit to the registration statement and to the reference to me under the caption "Legal Opinions" in the registration statement. I am admitted to practice law in the State of Illinois and I express no opinions as to matters under or involving any laws other than the laws of the State of Illinois and the federal laws of the United States of America.

Very truly yours,

Jose M. de Lasa

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  EXHIBIT 5.1